FOR IMMEDIATE RELEASE	Investor Contact: Martie Edmunds Zakas
April 18, 2012	Sr. Vice President - Strategy, Corporate Development &
Communications
770-206-4237
mzakas@muellerwp.com

Media Contact: John Pensec
Sr. Director - Corporate Communications & Public Affairs
770-206-4240
jpensec@muellerwp.com

Mueller Water Products Calls for Partial Redemption of Its 8.75% Senior Unsecured Notes

ATLANTA, April 18, 2012 -- Mueller Water Products, Inc. (NYSE: MWA) announced today that it has delivered a notice to exercise the option to redeem 10% of its 8.75% senior unsecured notes due 2020 (the “Notes”), CUSIP No. 624758 AD0. The notice is for redemption of $22.5 million aggregate principal amount of the $225 million principal amount owed on the Notes. The redemption price is 103% of the principal amount redeemed, plus accrued and unpaid interest thereon up to, but excluding, the redemption date. The redemption date will be May 18, 2012.
This redemption is part of Mueller Water Products' objective to lower total outstanding debt after the divestiture of United States Pipe and Foundry Company, LLC, which closed effective April 1, 2012.
Safe Harbor Statement
This press release contains certain statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that we intend, expect, plan, project, believe or anticipate will or may occur in the future are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our intention to redeem the Notes. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments. Actual results and timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:
•the spending level for water and wastewater infrastructure;
•the level of manufacturing and construction activity;
•our ability to service our debt obligations; and
•the other factors that are described in the section entitled "RISK FACTORS" in Item 1A of our most recently filed Annual Report on Form 10-K.
Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements, except as required by law.

About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water.  Our broad portfolio includes engineered valves, fire hydrants, metering products and systems, leak detection and pipe condition assessment.  We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure™.  The piping component systems produced by Anvil help build connections that last in commercial, industrial and oil & gas applications.  Visit us at www.muellerwaterproducts.com.
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